NAME OF REGISTRANT:
Franklin Federal Tax-Free Income Fund
File No. 811-3395

EXHIBIT ITEM No. 77I(b): Terms of new or amended securities

The Registrant currently offers three classes of shares, Class A, Class B and Class C. Before January 1, 1999, Class A shares were designated Class I and Class C shares were designated Class II. The Registrant began offering Class B shares on January 1, 1999. The Registrant may offer additional classes of shares in the future. The full title of each class is:

* Franklin Federal Tax-Free Income Fund, Franklin Federal Tax-Free Income Fund Series, Franklin Federal Tax-Free Income Fund - Class A
* Franklin Federal Tax-Free Income Fund, Franklin Federal Tax-Free Income Fund Series, Franklin Federal Tax-Free Income Fund - Class B
* Franklin Federal Tax-Free Income Fund, Franklin Federal Tax-Free Income Fund Series, Franklin Federal Tax-Free Income Fund - Class C

Shares of each class represent proportionate interests in the Registrant's assets. On matters that affect the Registrant as a whole, each class has the same voting and other rights and preferences as any other class. On matters that affect only one class, only shareholders of that class may vote. Each class votes separately on matters affecting only that class, or expressly required to be voted on separately by state or federal law.